Exhibit 3.28
AGREEMENT OF LIMITED PARTNERSHIP
OF
AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.

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Exhibits
Exhibit A —	Schedule of Percentage Interests

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     THIS AGREEMENT OF LIMITED PARTNERSHIP OF AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, dated as of April 13, 2005, is entered into by and among AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, as the general partner and AVIV HEALTHCARE, L.L.C., as the limited partner, together with any other Persons who become Partners in the Partnership as provided herein. Capitalized terms used herein are defined in Article 1 unless otherwise provided.
RECITALS:
     WHEREAS, the parties hereto desire to form a limited partnership under the conditions and for the purposes stated herein to be known as Aviv Healthcare Operating Partnership I, L.P. (the “Partnership”); and
     WHEREAS, each the parties hereto desires to contribute to the Partnership, in exchange for the Percentage Interest set forth on Exhibit A hereto, the initial Capital Contributions set forth on such Exhibit A; and
     WHEREAS, except as otherwise expressly provided herein, the parties hereto intend that the affairs of the Partnership shall be managed by the General Partner;
     NOW, THEREFORE, the parties to this Agreement hereby agree as follows:
ARTICLE 1
DEFINED TERMS
     Section 1.1. Definitions.
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.
     “Additional Funds” shall have the meaning set forth in Section 4.3(a).
     “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 and who is shown as such on the books and records of the Partnership.
     “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Partnership Year, after giving effect to the following adjustments: (i) decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-l(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(l); and (ii) increase such deficit by the items described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of

Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     ’’Affiliate” shall mean, with respect to any Person, (a) each other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, fifty percent (50%) or more of the stock or ownership interest of such Person and (b) each other Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Agreement of Limited Partnership, as it may be amended, modified, supplemented or restated from time to time.
     “Available Cash” shall mean Gross Receipts, reduced by the payment, or accrual for payment, of all business operating expenses and capital costs relating to the business of the Partnership and its assets, including, without limitation, any and all principal payments, capital expenditures, management and other fees, interest, and other charges or provisions, including escrow deposits made pursuant to Partnership indebtedness, reserves for current and future working capital requirements, acquisitions of additional properties, contingencies, reserves, anticipated obligations and other charges or provisions as determined by the General Partner in its sole discretion.
     “Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York or in Chicago, Illinois.
     “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:
     (a) To each Partner’s Capital Account there shall be added the amount of money, and the Gross Asset Value of any property (other than money) contributed to the Partnership, such Partner’s allocable share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Article 6, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.
     (b) From each Partner’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s allocable share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Article 6, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.
     (c) In the event any interest in the Partnership is transferred in accordance with Article 11, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

     (d) In determining the amount of any liability for purposes of subsections (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-l(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification; provided that it shall not affect the amounts distributable to any Person pursuant to Article 13 of this Agreement upon the dissolution of the Partnership and shall not materially increase the taxable income allocated to any Partner pursuant to Article 6 of this Agreement without the consent of such Partner. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-l(b) or Section 1.704-2; provided that any such adjustments or modifications shall not affect the amounts distributable to any Person pursuant to Article 13 of this Agreement upon the dissolution of the Partnership and shall not materially increase the taxable income allocated to any Partner pursuant to Article 6 of this Agreement without the consent of such Partner.
     “Capital Contribution” means, with respect to any Partner, the amount of money contributed by such Partner, and the Gross Asset Value of any property (other than money) contributed to the Partnership, after reduction for any liabilities for which such property is subject or which the Partnership assumes with respect to such property.
     “Certificate” means the Certificate of Limited Partnership relating to the Partnership filed in the Office of the Secretary of State of the State of Delaware, as amended or restated from time to time in accordance with the terms hereof and of the Act.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Consent” means the consent to, approval of or vote on a proposed action by a Partner given in accordance with Article 14.
     “Contribution Agreement” means that certain Contribution and Assignment Agreement by and among the General Partner and its partners, dated as of the date hereof, pursuant to which the partners of the General Partner contributed capital to the General Partner.

     “Contribution and Assignment Agreement” means that certain Contribution and Assignment Agreement by and among Aviv Healthcare, L.L.C., Zev Karkomi Revocable Trust and Craig M. Bernfield Business, L.L.C., dated as of the date hereof, pursuant to which Zev Karkomi Revocable Trust and Craig M. Bernfield Business, L.L.C. contributed capital to Aviv Healthcare, L.L.C.
     “Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not secured and whether or not any obligor therefor has assumed or become liable for the payment thereof; (ii) all amounts owed to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations; and (iii) lease obligations as tenant or subtenant which, in accordance with generally accepted accounting principles, should be capitalized.
     “Depreciation” means, for each Partnership Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Partnership Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Partnership Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Partnership Year or other period bears to such beginning adjusted tax basis; provided that if the federal income tax depreciation, amortization or other cost recovery deduction for such Partnership Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
     “Fair Market Value” means when applied to any property or other consideration, the fair market value of such property or other consideration, as reasonably determined by the General Partner.
     “General Partner” means Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, or any successor general partner of the Partnership, in its capacity as general partner of the Partnership.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the Fair Market Value of such asset.
     (b) The General Partner may make an election to adjust the Gross Asset Values of all Partnership property to reflect their respective Fair Market Values, as of the times listed below:
     (i) immediately prior to more than a de minimis Capital Contribution by a new or existing Partner, if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

     (ii) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the General Partner in the Partnership;
     (iii) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); and
     (iv) at such other times as the General Partner determines are necessary or advisable, including, without limitation, in order to comply with Regulations Sections 1.704-l(b) and 1.704-2.
     (c) The Gross Asset Value of any Partnership property distributed to a Partner shall be adjusted to equal the Fair Market Value of such asset on the date of distribution.
     (d) The Gross Asset Values of Partnership property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m); provided that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner determines to make an adjustment pursuant to subparagraph (b) as necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
     (e) If the Gross Asset Value of any Partnership property has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Income and Net Losses.
     “Gross Receipts” shall mean all cash received by the Partnership from any source.
     “Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her Person or his or her estate (unless and until such time as such adjudication of incompetence is reversed or revoked); (ii) as to any corporation or limited liability company which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company, as the case may be, or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee).
     “Indemnitee” means (i) any Person made a party to an action, suit or proceeding or claiming any loss, damage, liability, expense or other amount by reason of his or her status as (A) the General Partner or a former General Partner or (B) a director, officer, employee, agent, trustee or Affiliate of the Partnership, the General Partner or a former General Partner, (ii) any Person who is or was serving at the request of the General Partner or a former General Partner or any Affiliate thereof as a director, office, employee, agent or trustee of another Person and (iii) such other Persons (including Affiliates of either the General Partner or the Partnership) as the General Partner may designate from time to time.
     “Initial Closing Date” means the date on which the transactions contemplated under the Contribution Agreement, the Contribution and Assignment Agreement and other related transactions are consummated, as such date shall be determined in the sole discretion of the General Partner.
     “IRS” means the United States Internal Revenue Service or any successor agency.
     “Limited Partner” means any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit A may be amended from time to time, or any Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.
     “Liquidating Events” shall have the meaning set forth in Section 13.1.
     “Liquidator” shall have the meaning set forth in Section 13.2(a).
     “Net Income” or “Net Loss” means for each Partnership Year, an amount equal to the Partnership’s taxable income or loss for such Partnership Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;
     (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Partnership property is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
     (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year;

     (f) To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
     (g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items of income, gain, loss or deduction which are specially allocated pursuant to Article 6 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Article 6 shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.
     “Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(l), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).
     “Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-l(a)(2).
     “Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.
     “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Partner Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).
     “Partner Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).
     “Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.
     “Partnership Assets” means any and all such interests (direct or indirect) in personal property and real property including, without limitation, equity interests in other entities, interests in joint ventures, fee interests, interests in ground leases, interests in mortgages and Debt instruments, as the Partnership may hold from time to time.

     “Partnership Interest” means a Partner’s ownership interest in the Partnership including any and all benefits to which the holder of such Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.
     “Partnership Minimum Gain” shall have the same meaning given such term in Regulations Section 1.704-2 (b)(2), and the amount of Partnership Minimum Gain, as well as any increase or decrease in Partnership Minimum Gain, for any fiscal year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).
     “Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.
     “Percentage Interest” means the percentage set forth for the Partners on Exhibit A hereto.
     “Person” means an individual or a corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity.
     “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Regulatory Allocations” shall have the meaning set forth in Section 6.2(a)(vii).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     “Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
     “Supplemental Closing Date” means a date, after the Initial Closing Date, on which occurs the consummation of the contribution of property by a Person to the General Partner in exchange for a partnership interest in the General Partner, as such date shall be determined in the sole discretion of the General Partner.
     “Tax Items” shall have the meaning set forth in Section 6.3(a).
     “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation or other disposition or encumbrance and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate or otherwise dispose of or encumber.

     “Transferee” means any Person who has acquired a beneficial interest in the Partnership Interest of a Partner of the Partnership.
ARTICLE 2
ORGANIZATIONAL MATTERS
     Section 2.1. Organization.
     The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interests of each Partner shall be personal property for all purposes.
     Section 2.2. Name.
     The name of the Partnership is Aviv Healthcare Properties Operating Partnership I, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of either the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
     Section 2.3. Resident Agent; Principal Office.
     The name and address of the resident agent of the Partnership in the State of Delaware is Corporation Service Company. The address of the principal office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808. The principal office of the Partnership is located at 2 North LaSalle Street, Suite 725, Chicago, Illinois, 60602 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.
     Section 2.4. Term.
     The term of the Partnership commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue in existence until the close of Partnership business on December 31, 2055 or until the earlier termination of the Partnership in accordance with the provisions of Article 13.
ARTICLE 3
PURPOSE
     Section 3.1. Purpose and Business.

     The purpose and nature of the business to be conducted by the Partnership shall be (a) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; (b) to enter into any other partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests, directly or indirectly, in any entity engaged, directly or indirectly, in any of the foregoing; and (c) to do anything necessary or incidental to the foregoing.
     Section 3.2. Powers.
     The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire and develop real property and personal property and lease, sell, transfer and dispose of real property and personal property.
     Section 3.3. Partnership Only for Purposes Specified.
     The Partnership shall be a partnership only for the purposes specified in Section 3.1, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred or assumed pursuant to and as limited by the terms of this Agreement and the Act.
ARTICLE 4
CAPITAL CONTRIBUTIONS
     Section 4.1. Capital Contributions of the Partners.
     (a) The Partners shall make their initial Capital Contributions on the Initial Closing Date in exchange for their respective Percentage Interests as set forth in Exhibit A attached hereto. The net values of such Capital Contributions may be adjusted after the Initial Closing Date pursuant to the Contribution Agreement and the Contribution and Assignment Agreement and, if an adjustment occurs, the net value of such Capital Contributions and the Percentage Interests of the Partners may be adjusted on Exhibit A hereto to the extent necessary to reflect such adjustment. Except as required by law or as otherwise provided in Section 4.3, no Partner shall be required to make any additional Capital Contributions or loans to the Partnership.

     (b) Following the Initial Closing Date, additional Capital Contributions may be made by the Partners on any Supplemental Closing Date and Exhibit A hereto shall be adjusted to reflect any such Capital Contributions, and the Percentage Interests of the Partners may be adjusted to the extent necessary to reflect the net value of the aggregate Capital Contributions made by each Partner.
     Section 4.2. Loans by Third Parties.
     Subject to Section 4.3 and Article 7, the Partnership may incur Debt or enter into other similar credit, guarantee, financing or refinancing arrangements of any kind for any purpose (including, without limitation, in connection with any further acquisition of Partnership Assets) with any Person upon such terms as the General Partner deems appropriate; provided that the Partnership shall not incur any Debt that is recourse to any Partner, except to the extent otherwise agreed to by the applicable Partner in its sole discretion.
     Section 4.3. Additional Equity Funding, Capital Contributions.
     (a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition of additional Partnership assets or for such other Partnership purposes as the General Partner may determine. Additional Funds may be raised by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3. No Person shall have any preemptive, preferential or similar right or rights to subscribe for or acquire any Partnership Interests, except as set forth in this Section 4.3.
     (b) Additional Capital Contributions. The Partnership may raise all or any portion of such Additional Funds by accepting additional Capital Contributions from the Partners or from third parties. Subject to this Section 4.3(b), the Partnership may raise all or any portion of the Additional Funds by accepting additional Capital Contributions from third parties on terms and conditions as shall be determined by the General Partner. In connection with any such additional Capital Contributions (of cash or property), the General Partner is hereby authorized and directed to amend the Percentage Interests attributable to each Partner. In the event that the Partnership accepts additional Capital Contributions pursuant to this Section 4.3(b), the General Partner shall make such revisions to this Agreement (including Exhibit A) as are consistent with and necessary to reflect such additional Capital Contributions.
ARTICLE 5
DISTRIBUTIONS
     Section 5.1. Distributions of Available Cash Flow. Except as otherwise provided in Article 13 hereof, Available Cash Flow, if any, shall be distributed, at such times and in such amounts as the General Partner, in its sole discretion, may determine to be appropriate, to the Partners in accordance with their respective Percentage Interests.
     Section 5.2 Withholding. All amounts withheld pursuant to the Code or any provision of any state or local law with respect to any payment, distribution or allocation to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article 5 for all purposes of this Agreement. The General Partner is authorized to withhold from distributions or, with respect to allocations, to the Partners and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Partners with respect to which such amounts were withheld.
ARTICLE 6
ALLOCATIONS
     Section 6.1. Timing and Amount of Allocations of Net Income and Net Loss.
     (a) Subject to the allocation rules of Section 6.2 hereof, Net Income for any Partnership year shall be allocated among Partners in proportion to their respective Percentage Interests.
     (b) Subject to the allocation rules of Section 6.2 hereof, Net Loss for any Partnership year shall be allocated among Partners in proportion to their respective Percentage Interests.
     Section 6.2. Additional Allocation Provisions.
     Notwithstanding the foregoing provisions of this Article 6:
     (a) Regulatory Allocations.
     (i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such Partnership Year (and, if necessary, subsequent Partnership Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulation Section 1.704-2(f) which shall be controlling in the event of a conflict between such Regulation and this Section 6.2(a)(i).
     (ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding any other provision of this Article 6 (except Section 6.2(a)(i)), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Partnership Year (and, if necessary, subsequent Partnership Years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulation Section 1.704-2(i) which shall be controlling in the event of a conflict between such Regulation and this Section 6.2(a)(ii).
     (iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partners in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).
     (iv) Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-l(b)(2)(ii)(d), to the Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(iv) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.2(a)(iv) were not in the Agreement. It is intended that this Section 6.2(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-l(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 6.2(a)(iv).
     (v) Limitation on Allocation of Net Loss. To the extent any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit only with respect to any Limited Partner, such allocation of Net Loss shall be reallocated among the other Limited Partners in accordance with their respective Capital Contributions, subject to the limitations of this Section 6.2(a)(v). To the extent any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to the General Partner (solely or in addition to any Limited Partner), such allocation of Net Loss shall be reallocated only to the General Partner in accordance with its Capital Contribution, subject to the limitations of this Section 6.2(a)(v).
     (vi) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     (vii) Curative Allocation. The allocations set forth in Sections 6.2(a)(i), (ii), (iii), (iv), and (v) (the “Regulatory Allocations") are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.
     (b) For purposes of determining a Partner’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Partner’s interest in Partnership profits shall be based on such Partner’s Percentage Interest.
     Section 6.3. Tax Allocations.
     (a) In General. Except as otherwise provided in this Section 6.3, for income tax purposes each item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
     (b) Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 6.3(a), Tax Items with respect to any Partnership property that is contributed to the Partnership by a Partner shall be shared among the Partners for income tax purposes pursuant to Regulations promulgated under Code Section 704(c), so as to take into account the variation, if any, between the basis of the property to the Partnership and its initial Gross Asset Value. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable regulations as chosen by the General Partner. In the event the Gross Asset Value of any Partnership property is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value (provided in Article 1 of this Agreement), subsequent allocations of Tax Items with respect to such property shall take account of the variation, if any, between the adjusted basis of such property and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable regulations consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g) using any method approved under Code Section 704(c) and the applicable regulations as chosen by the General Partner.
ARTICLE 7
MANAGEMENT AND OPERATIONS OF BUSINESS
     Section 7.1. Powers of General Partner.
     (i) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement,

all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner (including, without limitation, those powers described in Section 3.2) and no Limited Partner shall have any right of control or management over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business and affairs of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including without limitation, the power to incur Debt, the power to enter into agreements and commitments of all kinds, the power to manage, acquire, exchange and dispose of Partnership Assets, and all ancillary powers necessary or convenient as to the foregoing. It is the intention of the Partners, subject to the express provisions of this Agreement, that the General Partner’s powers be as broad as the Act may now or hereafter envision, and that any powers that may be conferred only by contract are deemed to be explicitly conferred hereby.
     Section 7.2. Certificate of Limited Partnership.
     To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and to maintain the Partnership’s qualification to do business as a foreign limited partnership in each other state, the District of Columbia and each other jurisdiction in which the Partnership may elect to do business or own property. The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia and each other jurisdiction in which the Partnership may elect to do business or own property.
     Section 7.3. Reimbursement of the General Partner.
     (a) Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
     (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for all direct and indirect expenses it may incur or payments it makes on behalf of the Partnership (including amounts paid to any Person to perform services to or for the Partnership) relating to the operation of, or for the benefit of, the Partnership. Such reimbursement shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.5.

     (c) If and to the extent any reimbursements to the General Partner pursuant to this Section 7.3 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
     Section 7.4. Contracts with Affiliates.
     (a) The General Partner or any Affiliate thereof may lend to the Partnership funds needed or desired by the Partnership for such periods of time as the General Partner may determine. The Partnership shall reimburse the General Partner or any Affiliate of the General Partner for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership.
     (b) The Partnership may lend or contribute funds to Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Person.
     (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to the Partnership on such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner deems appropriate.
     (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner deems appropriate.
     Section 7.5. Indemnification.
     (a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless any Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed with gross negligence, willful misconduct or in bad faith or was the result of active and deliberate dishonesty; or (ii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness or other obligations of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.5 in favor of any Indemnitee having or potentially having liability for any such indebtedness or other obligations. The termination of any action, suit or proceeding by judgment, order, settlement conviction or upon a plea of nolo contendere or its equivalent or any entry of an order of probation prior to judgment does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.5(a). Any indemnification pursuant to this Section 7.5 shall be made only out of the assets of the Partnership.
     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is a party to any claim, demand, action, suit or proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the Indemnitees is not entitled to be indemnified as authorized by this Section 7.5.
     (c) The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any other agreement entered into by the Partnership, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the heirs, successors, assigns and administrators of the Indemnitor.
     (d) The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (e) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (g) The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     (h) If and to the extent any reimbursements to the General Partner pursuant to this Section 7.5 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute a “guaranteed payment” within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
     Section 7.6. Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable or accountable in damages or otherwise to the Partnership, any Partners, or their successors or assigns, for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if such Indemnitee acted in good faith.
     (b) The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner’s members collectively, that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or the General Partner’s members (including, without limitation, the tax consequences to Limited Partners or to members) in deciding whether to cause the Partnership to take (or decline to take) any actions and that the General Partner shall not be liable to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred or benefits not derived in connection with such decisions provided that the General Partner shall have acted in good faith.
     (c) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
     (d) Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on an Indemnitee’s liability to the Partnership and the Limited Partners under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     Section 7.7. Other Matters Concerning the General Partner.
     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.
     Section 7.8. Title to Partnership Assets.
     Title to Partnership Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership Assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be deemed held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership Assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership Assets is held.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     Section 8.1. Limitation of Liability.
     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or under the Act.
     Section 8.2. Management of Business.
     No Limited Partner (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of the business on behalf of the Partnership by the General Partner, any Affiliate of the General Partner, any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any Affiliates of the Partnership, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
     Section 8.3. Return of Capital.
     No Limited Partner shall be entitled to the withdrawal or return of his, her or its Capital Contribution except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Section 5.1 or as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner either as to the return of Capital Contributions, or, except as otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.
ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     Section 9.1. Records and Accounting.
     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of compact discs, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.
     Section 9.2. Fiscal Year.
     The fiscal year of the Partnership shall be the calendar year.
ARTICLE 10
TAX MATTERS
     Section 10.1. Preparation of Tax Returns.
     The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within one hundred twenty (120) days of the close of each Partnership Year, the tax information reasonably required by all Partners for federal and state income tax reporting purposes.
     Section 10.2. Tax Elections.
     The General Partner shall determine whether to make any available election pursuant to the Code, including the election under Code Section 754.
     Section 10.3. Tax Matters Partner.
     (a) The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Code Section 6223(c), upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address and profit interest of each of the Partners provided such information is provided to the Partnership by the Limited Partners.
     (b) The tax matters partner shall receive no compensation for its services. All costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder.
     Section 10.4. Organizational Expenses.
     The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code Section 709.
     Section 10.5. Withholding.
     Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445 or 1446.
ARTICLE 11
TRANSFERS AND WITHDRAWALS
     Section 11.1. Restriction on Transfer. Except for any Transfers to a spouse, one or more lineal descendants, brothers, sisters or ancestors of a Partner (or a trust for the benefit of, or a partnership or other entity controlled by, one or more of the foregoing), no Partner may Transfer all or any portion of his rights or Partnership Interest or withdraw or retire from the Partnership without the prior written consent of (i) the General Partner and (ii) the Partners holding not less than a majority of the Partnership Interests. Any Transferee pursuant to a Transfer permitted by this Section 11.1 shall be entitled to become a Partner with respect to the Percentage Interest transferred upon (i) delivering to the General Partner a written instrument evidencing such Transfer; (ii) executing a copy of this Agreement accepting and agreeing to all of the terms, conditions and provisions of this Agreement; and (iii) paying to the Partnership its reasonable out-of-pocket costs and expenses incurred in connection with such Transfer and the admission of the Transferee as a Partner. Any assignee or transferee of any portion of a Partnership Interest pursuant to any Transfer, withdrawal or retirement not specifically permitted hereunder shall have no right to become a Partner or participate in the management of the business and affairs of the Partnership and shall be entitled only to receive the distributions and allocations to which the transferor Partner would be entitled with respect to such Partnership Interest pursuant to this Agreement.
ARTICLE 12
ADMISSION OF PARTNERS
     Section 12.1. Admission of Successor General Partner.
     A successor to all of the General Partner’s Partnership Interests who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. The admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the Partnership Interests for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 12.2.
     Section 12.2. Admission of Additional Limited Partners.
     (a) After the admission to the Partnership of the initial Limited Partner on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an additional Limited Partner (an “Additional Limited Partner”) only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be required in the sole discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.
     (b) Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner in its sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the receipt of the Capital Contribution in respect of such Limited Partner and the consent of the General Partner to such admission. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners for such Partnership Year shall be allocated among such Limited Partner and all other Partners using any method permitted under Code Section 706 as the General Partner determines. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners other than the Additional Limited Partner and, except as otherwise agreed to by the Additional Limited Partner and the General Partner, all distributions of Available Cash thereafter shall be made to all Partners including such Additional Limited Partner.
     Section 12.3. Amendment of Agreement and Certificate of Limited Partnership.
     For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate.
ARTICLE 13
DISSOLUTION AND LIQUIDATION
     Section 13.1. Dissolution.
     The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.

The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):
     (a) the expiration of its term as provided in Section 2.4;
     (b) an event of withdrawal (as defined in the Act) of the General Partner, unless, within ninety (90) days after the withdrawal, a majority of the remaining Partners agree in writing, in their sole discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner;
     (c) an election to dissolve the Partnership made by the General Partner with the consent of the Partners holding a majority of the Partnership Interests;
     (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;
     (e) the sale of all or substantially all of the Partnership Assets; or
     (f) the Incapacity of the General Partner, unless, within ninety (90) days after the event causing such Incapacity, a majority of the remaining Partners agree in writing, in their sole discretion, to continue the business of the Partnership and to the appointment, effective as of the date of such Incapacity, of a substitute general partner.
     Section 13.2. Winding Up.
     (a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. Any Person elected by the General Partner (such person, the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:
     (i) First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;
     (ii) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the Partners, pro rata; and
     (iii) The balance, if any, to the General Partner and Limited Partners in accordance with Section 5.1.
     The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13 other than reimbursement of its expenses as provided in Section 7.3. If any Partner has a deficit balance in its Capital Account, such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.
     (b) Notwithstanding the provisions of Section 13.2(a) which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a), undivided interests in such Partnership Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
     Section 13.3. Deemed Contribution and Distribution.
     Notwithstanding any other provision of this Article 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership Assets shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have contributed the Partnership Assets to a new partnership, in exchange for an interest in the new partnership, which new partnership shall be deemed to have assumed and taken such property subject to all Partnership liabilities. Immediately thereafter, the Partnership is deemed to distribute the interests in the new partnership, in liquidation of the Partnership, to the General Partner and the Limited Partners, in proportion to the Partners’ respective interests in the Partnership, for the continuation of the business.
     Section 13.4. Rights of Partners.
     Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property from the General Partner.
     Section 13.5. Notice of Dissolution.
     In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the sole discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole discretion of the General Partner).

     Section 13.6. Cancellation of Certificate of Limited Partnership.
     Upon the completion of the liquidation of the Partnership’s cash, property and other assets as provided in Section 13.2, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
     Section 13.7. Reasonable Time for Winding-Up.
     A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.
     Section 13.8. Waiver of Partition.
     Each Partner hereby waives any right to partition of the Partnership Assets.
ARTICLE 14
AMENDMENT OF PARTNERSHIP AGREEMENT; CONSENTS
     Section 14.1. Amendments. Amendments to this Agreement shall require the affirmative consent of the General Partner and the Partners holding a majority of the Partnership Interests.
ARTICLE 15
GENERAL PROVISIONS
     Section 15.1. Addresses and Notice.
     (a) All notices, demands or other communications required or desired to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally by Federal Express (or other similar overnight courier service), by telecopy transmission (with transmission confirmed) or by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below:
     If to the General Partner or any Limited Partner, at or c/o:
Aviv Healthcare Properties Limited Partnership
2 North LaSalle Street. Suite 725
Chicago, Illinois 60602
Attn: Zev Karkomi, and
             Craig M. Bernfield
Telecopy Number: (312) 855-1684
with a copy to

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Attn: Virginia L. Aronson
Telecopy Number: (312) 853-7036
     If to any Limited Partner, at the address designated for such Limited Partner in the Partnership’s books and records.
     (b) Any party may change such party’s address or telecopy number for the giving of notice specified above by giving notice as herein provided.
     (c) Any notice given by personal delivery, by Federal Express (or other similar overnight courier service), or telecopy transmission shall be deemed given, delivered, received and effective on the date of receipt (or confirmation or answer back for facsimile) of such delivery (or such other transmission at the address or telecopy number designated pursuant hereto) and any notice given by registered or certified mail shall be deemed given, delivered, received and effective on the third Business Day following the date on which it was deposited in the United States postal system.
     Section 15.2. Titles and Captions.
     All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, all references herein to sections, paragraphs, clauses and other subdivisions refer to the corresponding sections, paragraphs, clauses and other subdivisions of this Agreement; and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, clause or subdivision hereof. All exhibits which are referred to herein or attached hereto are hereby incorporated by reference.
     Section 15.3. Pronouns and Plurals.
     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     Section 15.4. Further Action.
     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 15.5. Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     Section 15.6. Creditors.
     Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
     Section 15.7. Waiver.
     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     Section 15.8. Counterparts.
     This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
     Section 15.9. Applicable Law.
     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
     Section 15.10. Invalidity of Provisions.
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 15.11. Attorneys’ Fees.
     If any party hereto fails to perform its obligations under this Agreement or if a dispute arises among the parties hereto concerning the meaning or interpretation of any provision of this Agreement, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys’ fees and disbursements. Any such reasonable attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.
     Section 15.12. Entire Agreement.

     This Agreement and the agreements referred to herein contain the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:	Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership
	By:	Aviv Healthcare, L.L.C., a Delaware limited
liability company
	Its:	General Partner

/s/ Zev Karkomi
	By:	Zev Karkomi
	Its:	Manager

/s/ Craig M. Bernfield
	By:	Craig M. Bernfield
	Its:	Manager

LIMITED PARTNER(S)	Aviv Healthcare, L.L.C., a Delaware limited liability company
/s/ Zev Karkomi
	By:	Zev Karkomi
	Its:	Manager

/s/ Craig M. Bernfield
	By:	Craig M. Bernfield
	Its:	Manager

Exhibit A
Aviv Healthcare Properties Operating Partnership I, L.P.
Schedule of Partnership Interests

Partner Name	Capital Contribution	Percentage Interest
Aviv Healthcare Properties Limited Partnership	$102,280,062.40	99.9%
Aviv OP Limited Partner, L.L.C.	$1,000.00	0.1%

Total		100.0%